Exhibit No. 5



June 30, 1994



Securities and Exchange Commission
450 5th Street N.W.
Judiciary Plaza
Washington, D.C.  20549

Ladies and Gentlemen:

     I am representing Nalco Chemical Company (the "Company") in connection with the registration under the Securities Act of 1933 of 1,000,000 shares of common stock, par value $0.1875 per share ("Common Stock") of the Company, issuable from time to time pursuant to the Company's Performance Share Plan ("PSP").
In connection therewith, I have examined or am otherwise familiar with such documents and instruments as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that the PSP has been duly authorized by the Board of Directors and the Shareholders of the Company and that PSP participants will thereupon obtain legally issued, fully paid and non-assessable shares of Common Stock.

     I hereby consent to the filing of this opinion as an exhibit to the subject Registration Statement.

Very truly yours,



C. L. Campbell
General Counsel

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